Exhibit 99.1

CHANNELL ANNOUNCES FIRST QUARTER RESULTS

Temecula, CA – May 4, 2004 – Channell Commercial Corporation (NASDAQ:CHNL) today announced unaudited financial results for the first quarter of 2004.  For the three months ended March 31, 2004, net revenues were $17.7 million compared to $16.2 million in the same period of 2003.  Net income in the first quarter of 2004 was $0.0 million or $0.00 per basic and diluted share compared to a  net loss of  ($0.03) million or  ($0.03) per basic and diluted share in the first quarter of 2003.

Thomas Liguori, Chief Financial Officer, said, “First quarter results were in line with guidance provided in our February press release. The increase in sales in the first quarter of 2004 over the first quarter of 2003 was due primarily to higher sales to major broadband customers, growth in connectivity sales to OEM’s and to improved weather conditions.”

Today’s Conference Call

There will be a conference call webcast at www.channellcomm.com at 12:00 Noon Eastern time today to discuss today’s release.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia).

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

Contact

George C. Christy, Treasurer

tel   909.719-2600   fax   909.296-2333

E-Mail:  gchristy@channellcorp.com

— Financials to Follow —

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2004	2003

Net sales	$17,720	$16,218
Cost of goods sold	12,376	11,736

Gross profit	5,344	4,482
Operating expenses
Selling	2,603	2,302
General and administrative	2,088	1,852
Research and development	502	395
	5,193	4,549
Income (loss) from operations	151	(67)

Interest expense, net	61	121

Income (loss) before income taxes	90	(188)

Income taxes	76	100

Net income (loss)	$14	$(288)

Net income (loss) per share
Basic	$0.00	$(0.03)

Diluted	$0.00	$(0.03)

Weighted average number of shares outstanding
Basic	9,128	9,125

Diluted	9,151	9,125

Net income (loss)	$14	$(288)

Other comprehensive income, net of tax Foreign currency translation adjustments	49	470

Comprehensive net income	$63	$182

EBITDA	$1,371	$1,566

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,535	$9,527
Accounts receivable, net	9,136	10,051
Inventories	8,962	8,855
Deferred income taxes	953	876
Prepaid expenses and misc. receivables	1,230	996
Income taxes receivable	682	102

Total current assets	30,498	30,407

Property and equipment at cost, net	16,446	17,164

Deferred income taxes	4,978	5,277

Intangible assets, net	607	613

Other assets	529	504

	$53,058	$53,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,648	$5,103
Short term debt (including current maturities of long term debt)	952	952
Current maturities of capital lease obligations	18	57
Accrued restructuring liability	2,265	2,857
Accrued expenses	4,609	4,240

Total current liabilities	12,492	13,209

Long term debt, less current maturities	2,592	2,830
Capital lease obligations, less current maturities	67	67
Deferred gain on sale leaseback transaction	498	513
Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,372 shares in December 31, 2003 and March 31, 2004; outstanding - 9,128 shares in December 31, 2003 and March 31, 2004	94	94
Additional paid-in capital	28,664	28,664
Treasury stock - 244 shares in 2003 and 2004	(1,871)	(1,871)
Retained earnings	10,484	10,470
Accumulated other comprehensive income (loss) - Foreign currency translation	38	(11)

Total stockholders’ equity	37,409	37,346

Total liabilities and stockholders’ equity	$53,058	$53,965

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$14	$(288)
Depreciation and amortization	1,220	1,633
Deferred income taxes	222	(100)
(Gain) Loss on disposal of fixed asset	(1)	110
Amortization of deferred gain on sale leaseback	(15)	(15)
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	938	454
Inventories	(76)	(202)
Prepaid expenses	(232)	(10)
Other	(24)	(13)
Income taxes receivable	(583)	(215)
Increase (decrease) in liabilities:
Accounts payable	(480)	(983)
Accrued expenses	359	43
Restructuring liability	(679)	(196)

Net cash provided by operating activities	663	218

Cash flows from investing activities:
Acquisition of property and equipment	(450)	(126)
Proceeds from the sales of property and equipment	24	2,277

Net cash (used in) provided by investing activities	(426)	2,151

Cash flows from financing activities:
Repayment of debt	(238)	(1,280)
Repayment of obligations under capital lease	(39)	(223)

Net cash used in financing activities	(277)	(1,503)

Effect of exchange rates on cash	48	33

Increase in cash and cash equivalents	8	899

Cash and cash equivalents, beginning of period	9,527	3,162

Cash and cash equivalents, end of period	$9,535	$4,061

Cash paid during the period for:
Interest	$54	$88

Income taxes	$601	$282

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2004	2003

Net income (loss)	14	(288)

Interest expense, net	61	121

Income taxes	76	100

Depreciation & amortization	1,220	1,633

EBITDA	1,371	1,566

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